                                                                      EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

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
                                         SEPTEMBER 30,      DECEMBER 31,
                                         ------------- -----------------------
                                             1997       1996    1995    1994
                                         ------------- ------- ------- -------
Earnings:
  Pre-tax income (loss).................    $21,223    $ 5,092 $   639 $(1,778)
    Interest and fixed charges..........     59,036     29,277  14,481   5,457
    Portion of rent under long-term
     operating leases representative of
     an interest factor.................          0          0       0       0
                                            -------    ------- ------- -------
  Total earnings available for fixed
   charges..............................     80,259     34,369  15,120   3,679
                                            -------    ------- ------- -------
Fixed charges:
    Interest and fixed charges..........     59,036     29,277  14,481   5,457
    Portion of rent under long-term
     losses representative of an
     interest factor....................          0          0       0       0
                                            -------    ------- ------- -------
  Total fixed charges...................     59,036     29,277  14,481   5,457
                                            -------    ------- ------- -------
  Deficiency in earnings to cover fixed
   charges..............................        --         --      --    1,778
  Ratio of earnings to fixed charges....       1.36       1.17    1.04
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